Exhibit 10.11

AMENDED AND RESTATED SERVICES AND LICENSING AGREEMENT

This AMENDED AND RESTATED SERVICES AND LICENSING AGREEMENT is entered into as of December 1, 2018 (the “Effective Date”), by and between Pala Interactive LLC, a California limited liability company (“Pala”) and Club Services, Inc. (“CSI”). Each of Pala and CSI may be referred to individually as a “Party” and collectively as the “Parties”. CSI and Pala are parties to that certain Services and Licensing Agreement dated as of November 30, 2018 (the “Original Agreement”). The Parties hereby agree that as of the Effective Date, the Original Agreement shall be amended and restated in its entirety as set forth herein (the “Amended Agreement”, and together with Exhibit A, Exhibit B, Exhibit C, Exhibit D and Exhibit E, the “Agreement”). In the event of a contradiction between the terms of the Original Agreement and this Agreement, the terms of this Agreement will control.

WHEREAS, CSI desires to offer an online social gaming product under the WPT Brand (as defined below);

WHEREAS, Pala desires to provide CSI with an online social gaming product by customizing its and/or its licensors’ proprietary platform, content, and game engines for social media, web and mobile platforms; and

WHEREAS, CSI agrees and acknowledges that the Social Casino (as defined below) is not a gambling product, but a social gaming product, and Pala will not be providing a gambling product pursuant to this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein and good and valuable consideration the receipt and sufficiency of which is hereby agreed to and acknowledged, the Parties hereby agree as follows:

Article 1
DEFINITIONS; interpretation

1.1	Definitions. The following words and terms shall have the following meanings when used herein and such definitions shall apply to both the singular and plural forms of any such words and terms:

“Adjusted Revenue” means Revenue less any revenue sharing retained by any Storefront directly related to the Social Casino.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by reason of management authority, by contract, or otherwise. For purposes of this Agreement, no Party shall be deemed an Affiliate of the other Party.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Android Bundle” means the application of the Social Casino for use on the Android smartphone and tablet Game Platform.

“Applicable Laws” means all federal, state, and local laws, statutes, regulations, rules, executive orders, supervisory requirements, export requirements, directives, circulars, opinions, decrees, treaties, interpretive letters, guidance or other official releases of or by any Governmental Entity, any authority, department, or agency thereof, or any regulatory or self-regulatory organization applicable to the Parties’ rights and obligations hereunder in all relevant jurisdictions.

“Branded Games” means those games set forth on Exhibit A (as may be updated by Pala from time to time) that, upon mutual agreement of the Parties, have been customized to feature the WPT Brand.

“Business Day” means a day (excluding Saturdays and Sundays) on which banks in Los Angeles, California are generally open for normal banking business.

“Confidential Information” shall have the meaning set forth in Section 11.1 of this Agreement.

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“Credits” means, collectively, the Play Credits, Tournament Credits, Experience Credits and Reward Credits.

“CSI” shall have the meaning set forth in the preamble to this Agreement.

“Customer Data” means customer user data, including Personal Information, collected or created by, or provided to, Pala in connection with the Social Casino or otherwise under this Agreement. The term “Customer Data” expressly includes all anonymized data, all analytics data, and all metadata related to Social Casino Players.

“DAU” shall have the meaning set forth in Section 2.2(d)(v) of this Agreement.

“Deployment Fee” shall have the meaning set forth in Section 5.1(a) of this Agreement.

“Deliverables” means the deliverables set forth in Exhibit A of this Agreement, and such other deliverables as mutually agreed to by the Parties.

“Disclosing Party” shall have the meaning set forth in Section 11.1 of this Agreement.

“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

“Experience Credits” shall have the meaning set forth in Section 2.3(i)(i) of this Agreement.

“Force Majeure Event” shall have the meaning set forth in Section 14.1 of this Agreement.

“Game Platforms” means iOS or Android based tablet and mobile devices, a downloadable client application, and stand-alone websites with customization of the Lobby.

“Games” means the Stock Games and Branded Games provided by Pala to CSI in accordance with this Agreement, as set forth on Exhibit A.

“Gaming Authority” means, collectively, those international, federal, state, local, foreign and other governmental, regulatory and administrative authorities, agencies, commissions, boards, bodies and officials responsible for or involved in the regulation of gaming or gaming activities or the ownership of an interest in any Person that conducts gaming in any applicable jurisdiction.

“Go Live Date” means, as applicable, the date that the Social Casino is live and available for play by Social Casino Players on any applicable Game Platform in accordance with this Agreement.

“Governmental Entity” means any federal, state, local, or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority having or asserting executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing, including any Gaming Authority.

“Hosting Costs” means during any period (i) the total server costs for hosting the Social Casino on a cloud or other platform and bandwidth usage costs during such period multiplied by (ii) a percentage determined by dividing the total number of Social Casino Players that logged onto the Social Casino during such period by the total number of Third Party Players plus the total number of social casino players that logged onto a social casino utilizing the Pala Platform during such period.

“Indemnified Party” shall have the meaning set forth in Section 8.3 of this Agreement.

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“Indemnifying Party” shall have the meaning set forth in Section 8.3 of this Agreement.

“Industry Practice” means, in relation to any activity or requirement relevant to this Agreement, the exercise of that degree of skill, care, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced Person engaged in the same type of activity or requirement under the same or similar circumstances and conditions.

“Intellectual Property Rights” means patents, copyrights (including rights in computer software), design rights, trade-marks, service marks, certification marks, trade dress, database rights, moral rights, know-how, trade secrets, domain names, URLs, trade names, together with any registrations or applications to register the same (and any licenses in connection with any of the same) and including the right to apply for registration of any such rights, whether or not registered or capable of registration, in each case for their full term, and whether subsisting in any specific country or countries or any other part of the world and together with any renewals, continuations or extensions.

“iOS Bundle” means the application of the Social Casino for use on the iOS smartphone and tablet Game Platform.

“JAMS” shall have the meaning set forth in Section 17.1 of this Agreement.

“Launch Jurisdiction” shall have the meaning set forth in Section 2.2(a) of this Agreement.

“Lobby” shall have the meaning set forth in Section 2.5(a) of this Agreement.

“MAU” shall have the meaning set forth in Section 2.2(d)(v) of this Agreement.

“Monthly Financial Calculations” shall have the meaning set forth in Section 5.7(b) of this Agreement.

“Pala” shall have the meaning set forth in the preamble to this Agreement.

“Pala Platform” means the Intellectual Property Rights in relation to Pala’s proprietary online social game technology platform and infrastructure, which allows social casinos and games to be offered on Game Platforms, including all engineering designs and technology for both the front-end and the back-end.

“Pala Standard Tournaments” shall have the meaning set forth in Section 2.3(a)(i) of this Agreement.

“Party” and “Parties” shall have the meaning set forth in the preamble to this Agreement.

“PCI DSS” shall have the meaning set forth in Section 7.1 of this Agreement.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, Governmental Entity.

“Personal Information” means information that may be used to identify an individual, including name, address, phone number, email address, driver’s license number, social security number, financial information (such as bank account numbers and credit card numbers and associated passwords or PINs), geographic location information, behavioral information, and any other information which may be used to identify an individual, collected through the Social Casino.

“Play Credits” shall have the meaning set forth in Section 2.3(i)(i) of this Agreement.

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“Privacy Policy” shall have the meaning set forth in Section 7.5 of this Agreement.

“Promotion” shall have the meaning set forth in Section 2.3(e) of this Agreement.

“Receiving Party” shall have the meaning set forth in Section 11.1 of this Agreement.

“Records” shall have the meaning set forth in Section 5.8(a) of this Agreement.

“Revenue Split” shall have the meaning set forth in Section 5.5(a)(iii) of this Agreement.

“Revenue” means the total gross revenue generated from the Social Casino, including any sale of Play Credits from any Storefront (i.e., Facebook Credits, iTunes, GooglePlay, Amazon for in-app purchases, and any other storefront, social networks, platforms or portal other purchases) and any gross revenue generated from a Social Casino Player’s action in exchange for Play Credits or any other virtual item. Revenue does not include any monies generated from CSI’s Subscription Gaming Product (as defined below).

“Reward Credits” shall have the meaning set forth in Section 2.3(i)(i) of this Agreement.

“Shared Liquidity” means the integration of Social Casino Players and Third Party Players on the Pala Platform in a manner that provides such Social Casino Players and Third Party Players that ability to play Games and participate in Tournaments on a common network.

“Social Casino” means the Pala Platform branded with the WPT Brand, the Games and the Deliverables.

“Social Casino Player” means an individual that enters into the standard Terms of Service agreement to play or engage in the Social Casino.

“Software Development Agreement” means the Software Development Agreement entered into by the Parties dated September 16, 2008, along with amendments related thereto, pertaining to CSI’s Subscription Gaming Product (as defined below).

“Specifications” shall have the meaning set forth in Section 3.4 of this Agreement.

“Stock Games” means the slots games and other games as set forth on Exhibit A (as may be updated by Pala from time to time), none which will be customized or branded with the WPT Brand.

“Storefront” means any of the iOS or Google app stores, Facebook or any other online storefronts.

“Subscription Gaming Product” means CSI’s ClubWPT subscription/sweepstakes product as governed by the Software Development Agreement.

“Term” shall have the meaning set forth in Section 10.1 of this Agreement.

“Terms of Service” shall have the meaning set forth in Section 7.5 of this Agreement.

“Third Party” means a Person that is not a Party to this Agreement or affiliated to a Party to this Agreement, including an Affiliate of a Party.

“Third Party Expenses” shall mean any of the following expenses actually due and owing to a Third Party: (i) any fees in respect to a license from a Third Party for, or the provision of, certain games and/or features that are licensed and included in Social Casino, (ii) any refunds paid to Social Casino Players, (iii) any payment processing, charge-backs and associated costs, and (iv) any financial processing costs and fees (including credit card processing fees). Third Party Expenses do not include (x) any revenue share retained by a Storefront, which are deducted in determining Adjusted Revenue or (y) any costs or fees associated with marketing the Social Casino, Promotions, Hosting Costs, Verification Costs or any other costs related to the operation of the Social Casino, which shall be the responsibility of CSI.

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“Third Party Games” means Games provided by Third Parties.

“Third Party Players” means players of social casino gaming products (other than the Social Casino Players) utilizing the Pala Platform.

“Tournament Credits” shall have the meaning set forth in Section 2.3(i)(i) of this Agreement.

“Tribe” shall have the meaning set forth in Section 16.1 of this Agreement.

“Verification Checks” means the checks carried out by Pala via Third Parties in order to attempt to verify the age, identity (i.e., know-your-customer) and location (including geo-locating) of potential Social Casino Players in accordance with Applicable Law.

“Verification Costs” means all Third Party costs and fees associated with Verification Checks.

“WPT Brand” shall have the meaning set forth in Section 6.2(b) of this Agreement.

“WPT Brand Standards” means the brand standards set forth on Exhibit C of this Agreement.

“WPT Group” means the group of companies which directly control the use of the World Poker Tour (WPT) brand (i.e., CSI, WPT Enterprises, Inc., Peerless Media Limited, WPT Distribution Worldwide Limited, WPT Studios Worldwide Limited, WPT Distribution USA, Inc., and WPT Studios USA, Inc.)

“WPT Tournaments” shall have the meaning set forth in Section 2.3(a)(ii)of this Agreement.

1.2	Rules of Interpretation. In this Agreement, except to the extent otherwise provided or the context otherwise requires: (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated; (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without being limited to”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) any reference to “days” means “calendar days” unless otherwise specified; (h) if a notice is to be given on a specified day, unless otherwise specifically provided herein, it must be given prior to 5:00 p.m., Los Angeles, California time; (i) references to a Person are also to its successors and permitted assigns; (j) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; (k) any reference to “$” and “dollars” is to the lawful money of the United States of America; and (l) unless otherwise expressly provided herein, any agreement, instrument, statute, rule or regulation defined or referred to herein or in any agreement or instrument defined or referred to herein means such agreement, instrument, statute, rule or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, rules and regulations) by succession of comparable successor statutes, rules and regulations.

1.3	The schedules and recitals form an integral part of this Agreement and shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the schedules and recitals.

Article 2
oBLIGATIONS OF PALA

2.1	Provision and Maintenance of Platform and Infrastructure. Pala shall provide to CSI the Pala Platform such that the Social Casino can be offered on the Game Platforms. Pala shall be responsible for timely securing Third Party platform and services relationships with respect to such Game Platforms to host the Social Casino, and shall be the owner of all app store accounts, including, without limitation, payment accounts, associated therewith. For purposes of clarity, this is not applicable to CSI’s Subscription Gaming Product. Furthermore, Pala shall manage all aspects of such Third Party platform relationships, including the Facebook, Apple, and Google relationships, and any relationships related to an open-web offering. To the extent any Third Party platform provider requires Pala to provide certain information or items, or take, or refrain from taking certain actions, CSI shall assist with such requests and requirements as reasonably requested, and Pala shall not be responsible for its failure to meet its obligations under this Section 2.1 in the event that such failure is caused by CSI’s failure to provide such assistance or approval. CSI acknowledges and agrees that Pala may include the language “powered by Pala Interactive” or a similar acknowledgement on the Social Casino; provided that such language does not unreasonably interfere with the branding of the Social Casino.

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2.2	Launch and Operation of Social Casino.

(a)	Pala shall provide the necessary technical expertise to launch and operate the Social Casino. The Social Casino will run worldwide (the “Launch Jurisdiction”), but shall specifically exclude any state or other jurisdiction therein that has specifically determined online social games similar to the Social Casino are illegal. CSI shall be responsible for liability in connection with marketing of the Social Casino around the World, and shall ensure compliance with all Applicable Laws (wherein it may obtain a legal opinion from reputable counsel). Pala may elect, in its sole and absolute discretion, to not offer the Social Casino (or any aspect thereof) in any jurisdiction in the event that it determines (a) that the offering of the Social Casino (or any aspect thereof) would violate Applicable Laws or (b) operation in the jurisdiction will not be financially viable for Pala. The Parties agree that the Social Casino will not be offered in the state of Washington. In no event shall CSI have any liability associated with the functionality of the Games, unless such activity was the result of a CSI request or customization. To the extent that Pala is required by CSI to change the Social Casino, integrate any third party software or change its services (e.g. language support) to operate in any jurisdiction, CSI shall pay Pala the fees defined in Section 5.2(b), unless otherwise agreed by the Parties in writing.

(b)	Unless otherwise agreed to by the Parties in writing, the Social Casino, and any support or other services to be provided by Pala hereunder, shall be offered in the English language only.

(c)	Pala shall be solely responsible for administering and monitoring the Social Casino, and, subject to any delay caused by an act or omission of CSI, Pala shall use commercially reasonable efforts to cause the Go Live Date to occur on a date to be mutually agreed by the Parties. The Parties estimate Phase I of the launch to occur on or around November 2018, Phase II on or around March 2019, and Phase III on or around May 2019 (“Go Live Timelines”); and the Parties agree that a failure to meet such Go Live Timelines shall not result in a breach by Pala, but may trigger a termination right by CSI under Section 10.2(f).

(d)	During the Term, Pala shall be responsible for the operation of the Social Casino, and the provision of the Pala Platform, and any software necessary to operate it. This shall include, but is not to be limited to, the following:

(i)	Technical Operations. Pala shall be responsible for the technical operation of the Social Casino, including 24X7 fully managed infrastructure support, including security, hardware and software upgrades, monitoring, backups, data archiving, bug fixes and future network-wide product upgrades across all available platforms.

(ii)	Game and Tournament Management. Pala shall be responsible for Game management, including oversight and scheduling of Games and tournaments.

(iii)	Support. Pala shall provide customer support services via email and self-service customer knowledgebase, as further described on Exhibit B;

(iv)	Reporting. Pala shall provide Customer Data to CSI on an ongoing basis, in a format digestible for CSI. Pala shall provide CSI with daily and monthly Customer Data reports containing at least the following information: new users, monthly active users (“MAU”), daily active users (“DAU”), DAU/MAU ratio, number of sessions, average session time, revenue, average revenue per daily active user, average revenue per paying user, total Play Credits wagered, total win, total loss, and hands played. In addition, Pala shall provide CSI access to its data warehouse through the use of Pala’s available API’s to permit CSI to generate custom reports and to export Customer Data, if desired. Pala shall provide to CSI the financial reports described in Section 5.7.

(v)	Risk Management. Pala shall be responsible for risk management and managing consumer fraud, including enforcing the Terms of Service and Privacy Policy, any official rules, and other similar online agreements.

(vi)	Third Party Game Content. In the event Pala incorporates Third Party Games or other content into the Social Casino, Pala shall be responsible for managing the relationship with such Third Party and payment of any associated fees, which such fees shall be allocated in accordance with Section 5.5. In the event CSI desires to incorporate Third Party Games or other content into the Social Casino, CSI shall submit a request to Pala, which request may be approved or denied in Pala’s sole and absolute discretion. In the event Pala approves CSI’s request, CSI shall be solely responsible for: (i) all licensing fees and other costs related to such Third Party Games or content and (ii) Pala’s fees and costs to integrate and deploy such Third Party Games or content, which shall be billed in accordance with the rates set forth in Section 5.2(b). In the event any supplier of Third Party Games or other content objects to the inclusion of its content in the Social Casino, Pala may exclude, or promptly remove, such Third Party Games or other content from the Social Casino.

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(e)	CSI acknowledges that Pala may, in its sole discretion, use Shared Liquidity and include Third Party Players in leaderboards and game statistics across the Pala Platform.

2.3	Features and Tools. Pala shall develop the user interface design of the Social Casino on all Game Platforms. Pala shall provide product management for the Social Casino. As of the Go Live Date under any Game Platform, the Social Casino shall include each of the following:

(a)	Tournaments.

(i)	Pala will facilitate and administer the offering of Pala standard tournaments and special offers through the Social Casino (collectively, the “Pala Standard Tournaments”). CSI shall provide Pala with notice of its desire to offer a Pala Standard Tournament at least thirty (30) days prior to the desired tournament date.

(ii)	In the event CSI desires to offer a tournament (other than the Pala Standard Tournaments) or another special offer (a “WPT Tournament”), CSI shall notify Pala at least thirty (30) days prior to the desired tournament date and the Parties shall work in good faith to offer and set forth the relevant details for such WPT Tournament, including any sponsorship of the WPT Tournament. CSI shall be responsible for liability pertaining to the offering of such WPT Tournament that extends above and beyond the typical Pala Tournament and for ensuring compliance with all Applicable Laws (wherein it may obtain a legal opinion from reputable counsel). Pala may elect, in its sole and absolute discretion, to not offer such WPT Tournament if Pala believes offering such WPT Tournament would violate Applicable Law.

(iii)	Pala shall (a) be responsible for tournament management, including the tournament scheduling and structure, and (b) shall consult with CSI (and modify if requested by CSI) regarding the specific aspects of any tournament, including admittance and any Promotions in connection therewith.

(b)	Progression Levels. The Social Casino shall include progression levels, which may be achieved by acquiring Experience Credits. When a new progression level is achieved, the Social Casino Player may receive Play Credits, new features, or other benefits.

(c)	Leaderboard and Statistics. The Social Casino shall include tournament leaderboards and game statistics, as well as Social Casino world records, which pursuant to Section 2.2(e) may include Third Party Players.

(d)	Advertising. Advertising may be incorporated into the Social Casino in accordance with Article 4.

(e)	Promotions. Pala shall consult with CSI regarding, and obtain the consent of CSI prior to offering, any promotional items (any such promotional item, a “Promotion”) awarded to winners of Pala Standard Tournaments in which the Social Casino Players participate. CSI may request a Promotion be included in a WPT Tournament. Except as set forth below, CSI shall be responsible for procuring and delivering all Promotions (whether for Pala Standard Tournaments or WPT Tournaments), including, without limitation, all delivery costs and sales or use taxes associated with all Promotions. No Social Casino Player shall receive a Promotion unless such Social Casino Player meets the eligibility requirements set forth in the official rules. For tournaments utilizing Shared Liquidity, CSI and other participating network partners shall share the costs of Promotions based upon their pro rata share of participating players, or as otherwise agreed to by all participating parties.

(f)	Achievement Badges. Pala currently offers 61 badges that may be awarded to Social Casino Players for accomplishing certain activities, for example: achieving $1 million in Play Credits, having twenty (20) friends in a Game, playing seven (7) consecutive Games, or hitting 1000 spins in slot Games. Upon CSI’s reasonable request, Pala will use commercially reasonable efforts to develop additional badges specifically for Social Casino Players.

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(g)	Player Notifications. The Social Casino shall include the following formats for communicating with Social Casino Players:

(i)	Notifications that occur when a Social Casino Players logs into the Social Casino.

(ii)	Notifications that occur when a Social Casino Player achieves something in a Game or to provide a Promotion.

(iii)	Player invoked notifications that are integrated into Facebook.

(h)	Avatars. The Social Casino shall permit Social Casino Players to select an avatar to represent them in the Social Casino. Upon CSI’s reasonable request, Pala will use commercially reasonable efforts to develop additional avatars specifically for the Social Casino.

(i)	Credits and Virtual Goods.

(i)	Pala shall manage the provision and administration of the Credits to Social Casino Players. There shall initially be four types of credits acquired by Social Casino Players and used to participate in the Social Casino: (i) play chips, which are used to play the Games (“Play Credits”); (ii) tournament chips, which are used to participate in tournaments (“Tournament Credits”); (iii) experience credits, which are used to receive additional in-game virtual benefits (“Experience Credits”); and (iv) credits that are used to track a Social Casino Player’s loyalty to the Social Casino (“Reward Credits”).

(ii)	The Play Credits shall be awarded on a free-to-play and a purchase model, including automatic, periodic free Play Credit awards, earning Play Credits by completing required actions, and purchasing Play Credits. The specific terms of awarding Play Credits and the cost of Play Credits shall be determined by Pala; provided, however, that such terms must at all times comply with Applicable Law, Storefront policies, Game Platforms and any network rules established by Pala. Furthermore, Pala may elect to offer a reasonable amount of coupon codes to give discounts on Play Credits; provided such coupon codes comply with Applicable Laws, Storefront policies, Game Platforms and any network rules established by Pala.

(iii)	Tournament Credits are used exclusively for play in a particular tournament and expire immediately at the end of such tournament. The Tournament Credits shall be awarded for free, at the commencement of the tournament and shall expire after the conclusion of the tournament. Tournament Credits shall be used solely to determine the winner of the tournament and the ranking of Social Casino Players participating in the tournament and for no other purpose. The specific terms relating to Tournament Credits shall be determined by Pala; provided, however, that in connection with any WPT Tournament, Pala will consult with CSI regarding such Tournament Credits.

(iv)	Experience Credits are awarded on all Games. Experience Credits cannot be purchased. Experience Credits help Social Casino Players progress in the Social Casino and unlock certain benefits, including game features and advancement to new levels.

(v)	Reward Credits are awarded based on the player taking certain actions within the Social Casino including frequency and duration of play. Rewards Credits are not awarded based upon the outcome of any Games. CSI shall be solely responsible for: (1) awarding any Promotions in exchange for Reward Credits, (2) ensuring the Reward Credits program, and any Promotions awarded thereunder, complies with Applicable Laws, (3) procurement and fulfillment of any such Promotions, (4) accurately describing any such Promotions, (5) imagery used in connection with any such Promotions, (6) managing inventory levels for any such Promotions, (7) honoring such Promotions, and (8) all costs associated with such Promotions. Furthermore, CSI shall be responsible for any taxes or assessments associated with any such Promotions, excluding taxes winners may be required to pay. Prior to awarding any Promotion in exchange for Reward Credits, CSI shall certify to Pala in writing that the exchange rate for Reward Credits to Promotions is correct. CSI shall be responsible for liability associated with the offering of Reward Credits in association with Promotions (including, Promotions that have real-world value) and shall ensure compliance with all Applicable Laws (wherein it may obtain a legal opinion from reputable counsel). Pala may elect, in its sole and absolute discretion, to not offer Reward Credits if Pala believes offering Reward Credits would violate Applicable Law. In no event shall Pala have any responsibility for any fraud, malfunction or error related to, or bear any financial liability associated with any Promotion offered in connection with Rewards Credits.

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(vi)	Credits cannot be transferred, redeemed, or sold by Social Casino Players, for real money, goods or any other item of monetary value. No prizes shall be awarded to the winners of any Games on the Social Casino; provided, additional Play Credits may be awarded to winners of Games and Experience Credits may be awarded to winners of Games or tournaments on the Social Casino.

(vii)	Social Casino Players may exchange Play Credits to purchase (for themselves or others) virtual goods to display at the table. Pala currently offers virtual goods. Upon CSI’s reasonable request, Pala will use commercially reasonable efforts to develop additional virtual goods specifically for Social Casino Players.

(j)	Viral Mechanics. Social Casino Players that have connected their Facebook accounts may share their experience of the Social Casino and interact with others in the following ways:

(i)	inviting friends,

(ii)	sharing the fact that a new level has been achieved,

(iii)	gifting Play Credits to friends,

(iv)	sharing the fact that such Social Casino Player has been awarded an achievement badge, and

(v)	sharing the fact that a new machine has been unlocked.

(k)	Loyalty Program Integration. During the Term, if requested by CSI, Pala shall work with CSI to integrate the Social Casino with the WPT “Reward Program” loyalty system, reporting system and email system, such that a Social Casino Player shall receive certain benefits when playing in the Social Casino pursuant to a development plan and timeline reasonably agreed to by the Parties; CSI will be responsible for any and all costs, including all Third Party costs in connection with or related to the integration of such Reward Program.

2.4	Games.

(a)	Pala shall provide the Games as mutually agreed to by the Parties from time to time.

(b)	Pala shall provide to CSI for inclusion in the Social Casino all games it develops, obtains rights to, or integrates into the Pala Platform on a reasonable timeline, consistent with Pala’s development and deployment timeline, provided that such game can be offered in the Social Casino in compliance with Applicable Laws. Notwithstanding the foregoing, Pala shall not be obligated to provide CSI with any games it publishes or obtains rights to if: (i) any Third Party will not permit the game to be used in CSI’s Social Casino; or (ii) the game was developed for a Platform on which CSI does not currently, and does not desire in the future, to host the Social Casino; or (iii) Pala has provided another customer with the exclusive right to offer the game.

(c)	Unless a Third Party will not permit such update or upgrade to be used in the Social Casino, Pala shall provide CSI with updates and upgrades to all Games and elements included in the Social Casino on a reasonably timeline, consistent with Pala’s development and deployment timeline, as the same are made available to any of Pala’s other customers, or used by Pala in its proprietary social casino offering.

(d)	Pala shall be solely responsible for all quality assurance testing of the Social Casino, and all Games, on all Game Platforms prior to any Go Live Date.

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2.5	Custom Development.

(a)	In consideration of the Deployment Fees, Pala shall develop and brand with a single WPT Brand (i.e., ClubWPT) (i) the Branded Games and (ii) an online main “lobby”, which allows users to navigate through a menu of available Games for play (the “Lobby”). The Social Casino and Pala’s obligations under this Agreement with respect to developing and branding the Social Casino, the Lobby and each Branded Game shall be to brand each of the foregoing with the same single WPT Brand, which is set forth on Exhibit D.

(b)	In the event CSI desires custom development services, the Parties shall mutually agree in writing the scope and timeline of such custom development, which custom development, including, without limitation, costs incurred by Pala directly related to the provisioning of the Pala Platform specifically for such customizations, and costs for testing and certifying any custom product, service, feature of functionality requested by CSI, will be billed to CSI in accordance with Section 5.2(b) unless otherwise agreed by the Parties in writing. The Parties shall mutually agree on a case-by-case basis in good faith in writing as to which Party shall own the Intellectual Property Rights in and to any custom developments, except for any pre-existing Intellectual Property Rights owned by CSI, which may be incorporated therein. For clarity, any disaster recovery or business continuity services, if requested by CSI above and beyond those offered via Amazon Cloud (or other such hosting service), shall be considered custom development services, and the offering of such services by Pala shall be subject to the foregoing procedures set forth in this Section 2.5(b).

2.6	Infrastructure. Subject to CSI’s obligation to pay all Hosting Costs, Pala is responsible for setup of the Social Casino solely in a cloud-based environment.

2.7	Subcontractors. Notwithstanding anything to the contrary in this Agreement, Pala shall be entitled to use Third Party contractors or subcontractors to perform or assist with its obligations hereunder with respect to the Social Casino.

2.8	Free Accounts. Pala shall provide CSI with free staff accounts to perform necessary tests on the Social Casino.

Article 3
obligations of CSI

3.1	Marketing. CSI shall be responsible for all marketing initiatives for the Social Casino, including advertising, player acquisition, retention and reactivation.

3.2	Compliance with Laws. CSI shall consult with Pala regarding compliance with all Applicable Laws in connection with the marketing of the Social Casino in jurisdictions in which the Social Casino is offered. The Parties agree that Pala shall not be liable to CSI for failure to comply with the Applicable Laws in jurisdictions outside North America in which the Social Casino is offered, unless such violation is the result of Pala failing to follow any written instruction from CSI regarding the same.

3.3	Websites and Domain Names. CSI will facilitate and ensure access to the websites and domains to be used for the Social Casino, whether such websites or domains are owned by CSI, its Affiliate, or a Third Party.

3.4	Assistance. CSI acknowledges that Pala’s ability to provide the services contemplated hereunder and any custom development undertaken pursuant to Section 2.5(b), and meet any timing expectations contained herein, is directly dependent upon CSI providing reasonable input and cooperation when requested by Pala. CSI acknowledges and accepts that if CSI cannot, or does not, do so, Pala will not be responsible to fulfill its obligations to CSI under this Agreement (or will be excused from timing expectations, as appropriate). Without limiting the generality of the foregoing, from time to time during the Term, Pala shall provide to CSI specifications for deliverables related to the Social Casino (the “Specifications”). Upon Pala’s completion of any Specifications, CSI shall have the opportunity to evaluate the Specifications to ensure they materially comply with the terms and conditions hereof. If CSI reasonably determines that the Specifications do not materially comply with the terms and conditions of this Agreement, it will notify Pala of any such material noncompliance, and Pala will use commercially reasonable efforts to correct such material noncompliance. In the event that CSI does not notify Pala of any nonconformities within five (5) Business Days after receiving the Specifications, the Specifications will be deemed approved.

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3.5	Financial Services. CSI shall be responsible for financial services management in connection with the operation of the Social Casino, including processing payments and reconciliation of financial transactions through the Apple and Google app stores. These financial services shall include, upon offering the Social Casino on the open web, arranging for payment processing for each credit and debit card and other payment methods offered from time to time.

Article 4
ADVERTISING

4.1	CSI shall determine, in consultation with Pala: (i) whether any Third Party advertising, sponsorship or messaging appears in the Social Casino, and (ii) the extent of any Third Party advertising, sponsorship or messaging in the Social Casino; provided, however, that CSI has the right to cause Pala to insert sponsorship in the Branded Game of poker, where technically feasible; provided any costs of which shall be considered Custom Development. No Third Party advertising, sponsorship or messaging may appear in the Social Casino without CSI’s written consent. Notwithstanding the foregoing, CSI acknowledges that certain advertising may be restricted by certain Game Platforms or Storefronts.

4.2	All advertising, sponsorship and messaging shall be located within the Social Casino and presented in specific, non-intrusive times and/or methods throughout Game play as determined by the Parties. If desired, these ad units may be used to promote the CSI’s affiliated brands. Advertising may be presented in web and mobile ad units. If CSI desires to incorporate advertising in different formats, such a request would constitute a custom development request and would be handled in accordance with Section 2.5(b), unless otherwise agreed by the Parties.

4.3	For the avoidance of doubt, amounts paid by a Person to advertise, sponsor or message on the Social Casino shall not be deemed Revenue hereunder, and shall be retained by CSI, unless otherwise agreed by the Parties in writing.

Article 5
FEES AND PAYMENTS

5.1	One-Time Fees and Payments.

(a)	Deployment Fees.

(i)	In consideration of Pala’s services associated development of the Android Bundle, iOS Bundle, downloadable client and open-web offering, including customization of the Lobby and the Branded Games as contemplated by this Agreement for the launch of the Social Casino, Pala will waive its usual development fee.

(ii)	Deployment on any other Game Platforms and the development fees associated therewith shall be negotiated by the Parties on a case-by-case basis.

5.2	Pala Reimbursed Expenses.

(a)	Any and all travel and lodging expenses incurred by Pala and pre-approved by CSI in writing in connection with the performance of this Agreement, including with training or custom developments, shall be billed to and reimbursed by CSI at cost; provided, however, that Pala shall provide up to 7 hours of training at no charge for the deployment of the launch of each of Phases I, II and III hereunder. Pala shall invoice CSI on a monthly basis for reimbursement of such expenses, and CSI may offset such amounts against CSI’s share of the Revenue Split.

(b)	Custom development undertaken by Pala pursuant to Section 2.5(b) or otherwise agreed by the Parties and any associated or additional training as mutually agreed by the Parties, shall in each case be charged at a rate of $150 per hour during the first twelve (12) months of the Term. Thereafter, the hourly rate shall increase by five percent (5%) for each subsequent twelve (12) month period to reflect cost of living adjustments. Pala shall invoice CSI on a monthly basis for such services, and CSI may offset such amounts against CSI’s share of the Revenue Split.

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5.3	Costs. Other than costs associated with development of the Pala Platform (other than in relation to customization as provided in Section 5.2(b)), management of financial services and Storefronts (provided the costs payable to such Third Parties is paid in accordance with Section 5.5) and customer support as further described herein, CSI is responsible for any and all costs associated with offering the Social Casino to Social Casino Players, including fees associated with marketing, Promotions, Verification Costs, Hosting Costs, and disaster recovery and business continuity custom ordered by CSI above and beyond the Amazon Cloud (or other such hosting site). However, all amounts paid to Storefronts and the Third Party Expenses that reduce Revenue shall be paid in accordance with Section 5.5. Pala shall invoice CSI on a monthly basis for the Hosting Costs and Verification Costs, and CSI may offset the Hosting Costs and Verification Costs against CSI’s share of the Revenue Split.

5.4	Monthly Fee.

(a)	Pala will waive its usual monthly minimum fee.

5.5	Revenue.

(a)	From and after the Go Live Date for the first Game Platform, within twenty (20) days after receipt of an invoice by CSI from Pala for the Third Party Expenses (as detailed in Section 5.5(a)(ii) below) for the immediately preceding calendar month, CSI shall cause all the Adjusted Revenue received by CSI in the immediately preceding month to be distributed as follows:

(i)	First, to the extent applicable, payment of any taxes (other than income or similar taxes on the Revenue Split) related to the Social Casino due and owing;

(ii)	Second, to pay Pala for any Third Party for any Third Party Expenses due and owing (Pala shall invoice CSI on a monthly basis for reimbursement of such Third Party Expenses);

(iii)	Last (and following all the deductions set forth in subsections (i) and (ii) above), 25% to Pala and 75% to CSI (such amount payable to each Party, its “Revenue Split”). Payment instructions shall be provided by Pala.

(b)	Notwithstanding the foregoing, to the extent that there is no Revenue Split due to Pala during any month, then CSI shall reimburse Pala for any balance outstanding of the amounts due and owing pursuant to Section 5.2 and Section 5.3 for such month within thirty (30) days of receipt of an invoice from Pala.

(c)	No Avoidance. CSI hereby agrees to take no actions the purpose of which is to avoid paying the Revenue Split to Pala due under this Agreement, and Pala hereby agrees to not take any actions the purpose of which is to invoice CSI expenses that are under Pala’s control improperly. Pala shall not share in revenues associated with the Subscription Gaming Product.

5.6	Late Payments. Should either Party fail to pay any amounts due and owing under this Agreement, the other Party shall, without prejudice to its other rights and remedies under this Agreement, be entitled (but not obliged) to charge interest on the overdue amount, from the due date up to the date of actual payment, at the rate of ten percent (10%) on the amount due and owing.

5.7	Financial Reporting.

(a)	Each Party will maintain complete and accurate financial records in accordance with Industry Practices and generally accepted accounting principles, consistently applied.

(b)	On the twentieth (20th) day of each calendar month following the Go Live Date for the first Game Platform, CSI will provide to Pala a report in a format satisfactory to Pala detailing: all Revenues, Adjusted Revenue, and Third Party Expenses from the immediately preceding month, and any other allowable deductions under this Agreement (the “Monthly Financial Calculations”).

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(c)	In the event of any dispute regarding the Monthly Financial Calculations, CSI shall, to the extent there is sufficient Adjusted Revenue, fund all undisputed amounts pursuant to Section 5.5 without delay and neither Party shall be deemed to have waived any claim or demand with regard to the amount in dispute.

5.8	Audit.

(a)	Each Party shall keep at its respective principal place of business during the Term, and for at least three (3) years after the expiration or earlier termination of this Agreement, separate, complete and accurate books of account and records together with all relevant supporting documentation which relate to or affect this Agreement, including without limitation, source documents relating to deductions (“Records”).

(b)	Without prejudice to any other right of audit or access granted to the Parties pursuant to this Agreement, each Party shall ensure that the other Party and its representatives have reasonable access to each Party’s principal place of business to inspect and/or audit the Records (with the right to make copies and take excerpts) to verify that each Party is correctly, in accordance with the terms of this Agreement, calculating the Monthly Financial Calculations.

(c)	No later than seven (7) Business Days prior to undertaking an inspection and/or audit of the Records pursuant to this Section 5.8(c), either Party may provide the other Party with a list of specific Records (and/or categories of Records) that the Party conducting the audit (the “Auditing Party”) wishes to inspect and/or audit and the other Party shall ensure that it makes available to the Auditing such Records (and/or categories of Records) on the date of such inspection and/or audit. If a Party fails to make available to the Auditing Party such Records (and/or categories of Records) on the date of such inspection and/or audit, the Party shall reimburse the Auditing Party for its costs (including professional fees and expenses) incurred in conducting the inspection and/or audit and producing any audit report.

(d)	Any inspection and/or audit under this Section 5.8(d) shall be carried out upon reasonable notice during normal business hours during the Term and up to three (3) years after the expiration or earlier termination of this Agreement, but in no event shall there be more than one such inspection and/or audit of a Party in a single calendar year, provided, if such inspection and/or audit reveals an reveals an underpayment or overpayment of five percent (5%) or more, then the other Party can conduct up to three (3) such inspections and/or audits of Pala in a single calendar year.

(e)	If an inspection and/or audit reveals an incorrect calculation of amounts to be funded pursuant to Article 5, or any other sums payable under this Agreement, the owing Party shall promptly make an appropriate correcting payment or credit of any monies due to the applicable Party; provided, that if such calculation reveals an underpayment or overpayment of five percent (5%) or more, the owing Party shall reimburse the other Party for its reasonable Third Party costs (including professional fees and expenses) incurred in conducting the inspection and/or audit and producing any audit report (including professional fees and expenses). In the event the audit reveals that the payments to a Party for any year are in excess of the amount due, then, such excess amount would be deducted from future payments due to that Party. To the extent that any such overpayment is discovered after this Agreement has terminated, this obligation shall survive termination or expiration of this Agreement for any reason.

(f)	Any inspection and/or audit, or failure to audit, shall not in any way release a Party from its obligations under this Agreement.

(g)	Subject to Section 5.8(e), the Parties shall bear their own costs and expenses incurred in respect of compliance with their obligations under this Section 5.8(g), and any such information obtained shall be considered Confidential Information.

5.9	Taxes. The Parties shall cooperate in good faith to effectuate the terms of this Agreement in a tax efficient manner. The Parties believe that the payments due to each of them under this Agreement are not subject to withholding under any federal, state or local sales tax, charge, duty, levy, or value added tax. In the event that either Party becomes aware of any withholding obligation, the Parties shall reasonably cooperate to reduce such withholding obligation (tax or otherwise), to the extent legally feasible. If any amounts are required to be withheld under this Agreement, the Party with such withholding obligation shall be solely responsible for funding such withholding obligation, and such obligation shall not reduce any other amounts due and payable under this Agreement. Except as provided in Section 5.5(a)(i), each Party will be solely liable for any tax, charge or levy imposed by the relevant authority in respect of the receipt of any sum due and payable to such Party under this Agreement.

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Article 6
INTELLECTUAL PROPERTY

6.1	Pala Intellectual Property.

(a)	As between the Parties, Pala as publisher and developer of the Social Casino, the Pala Platform, and all Games and Intellectual Property Rights contained therein, is and shall remain the sole and exclusive owner of all Intellectual Property Rights in and to the Social Casino, the Pala Platform, the Games and the Deliverables.

(b)	Pala hereby grants to CSI a revocable, non-exclusive, royalty-free license in the Launch Jurisdiction, during the Term, to use such of Pala’s and its licensors’ Intellectual Property Rights only to the extent necessary for CSI to receive the benefit of Pala’s services under this Agreement.

6.2	CSI Intellectual Property.

(a)	As between the Parties, CSI is and shall remain the sole and exclusive owner of all Intellectual Property Rights owned by CSI prior to the Effective Date of this Agreement (including without limitation, the Subscription Gaming Product as outlined in the existing Software Development Agreement), and all Intellectual Property Rights created or acquired by CSI after the Effective Date of this Agreement, including without limitation, any WPT look-and feel-elements, but specifically excluding any derivation works of the Pala Intellectual Property to the extent they do not incorporate any Intellectual Property Rights of CSI.

(b)	CSI hereby grants to Pala a revocable, non-exclusive, royalty-free license in the Launch Jurisdiction, and any other territory where the Social Casino is offered, during the Term, to use that certain trademark and aspects of its branding as set forth on Exhibit D hereto (the “WPT Brand”) as necessary for Pala to perform its obligations under this Agreement. All use of the WPT Brand shall be in accordance with the WPT Brand Standards and shall inure to CSI’s benefit. Pala shall not be granted the right to sublicense the WPT Brand for use by third parties (e.g., offer a third party the right to use the Branded Games on its own platform(s)).

Article 7
CUSTOMER DATA AND END USER Agreements

7.1	Pala shall collect and maintain, for CSI’s benefit, the Customer Data. Pala’s collection, access, use, storage, disposal and disclosure of all Personal Information will comply with Applicable Laws. Pala shall at all times remain (and cause any payments subcontractors to remain) in compliance with the Payment Card Industry Data Security Standard (“PCI DSS”) requirements (including any revisions or updates thereto). In the event that Pala discovers or receives notice of unauthorized access, acquisition, disclosure or use of Personal Information, then Pala shall give prompt notice to CSI, with full particulars, and reasonably cooperate in the investigation of any such incident.

7.2	As between the Parties, except as expressly set forth herein, CSI shall own all right, title and interest in and to the Personal Information, and Pala shall only use the Personal Information as necessary to provide the services contemplated hereunder. Both Parties shall own Customer Data that does not constitute Personal Information and shall have the right to use such Customer Data in any manner whatsoever consistent with Applicable Laws. Furthermore, nothing contained herein shall prevent Pala from collecting, using and sharing aggregated data or data that does not identify an individual, or from collecting, using or sharing such data outside of its performance of this Agreement.

7.3	At any time during the Term hereof, at CSI’s written request, or upon the termination or expiration of this Agreement for any reason, Pala within a reasonable time shall, and shall instruct all of its employees and contractors to, return or destroy (at CSI’s sole option) all copies, whether in written, electronic, or other form or media, of Personal Information in its possession or the possession of such employees and contractors and certify in writing to CSI that such Personal Information has been returned or disposed of securely. Pala shall comply with all reasonable directions provided by CSI with respect to the use and disposal of Personal Information. Nothing contained in this Section 7.3 shall obligate Pala to return or destroy (or cease use of) aggregated data or data that does not identify an individual.

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7.4	CSI may provide Pala with access to User Data so that Pala can provide the Services. “User Data” means and any and all information provided to Pala by or at the direction of CSI, or collected by Pala in the course of Pala’s performance under this Agreement that can be used to identify or authenticate a living individual’s identity (including, without limitation, names, addresses, telephone numbers, email addresses, IP addresses traceable to an individual, financial/payment information, and other personal identifiers). User Data does not include information that has been anonymized or aggregated in a manner that makes it impossible to identify or authenticate a living individual’s identity. Unless it receives CSI’s prior written consent, Pala: (i) shall not access or use User Data other than as necessary to perform its obligations under this Agreement; and (ii) shall not give any third party access to User Data other than as expressly permitted pursuant to the terms of this Agreement or otherwise approved of by CSI in writing. In addition, CSI and any authorized third party shall: (1) keep and maintain all User Data in strict confidence, using such degree of care as is appropriate to avoid unauthorized access, use or disclosure; and (2) install and maintain safeguards reasonably designed to protect User Data from unauthorized access, destruction, use, modification or disclosure that are no less rigorous than accepted industry practices. Pala represents and warrants that its collection, access, use, storage, disposal and disclosure of User Data does and will comply with all applicable federal, state, and foreign privacy and data protection laws (“Data Protection Laws”), including but not limited to EU 2016/679 General Data Protection Regulation (“GDPR”). Pala shall permit CSI to examine Pala’s records from time to time by an independent third party auditor to ensure Pala’s compliance with its obligations under this Agreement. CSI may only request one inspection per calendar year, shall work with Pala to schedule any inspection at a time and date convenient to Pala, and shall pay all costs associated with any inspection. Pala shall reasonably assist CSI in responding to requests to individuals exercising their rights under the GDPR in relation to the User Data processed by Pala. Pala shall promptly inform CSI whenever it knows or reasonably believes a security breach has occurred that involves or potentially involves User Data and, at Pala’s sole cost and expense, investigate and remediate any such occurrence as required by applicable law. Upon expiration or termination of this Agreement, at CSI’s option, Pala shall (i) promptly return all copies of User Data to CSI (in a format reasonably acceptable to CSI); or (ii) destroy all copies of User Data and deliver to CSI a signed written certification from an officer of CSI stating that all User Data has been so destroyed.

7.5	Pala shall, at its sole cost and expense, implement and enforce terms of service for the Social Casino, which terms of service shall have been pre-approved by CSI in writing, and shall comply with all Applicable Laws (the “Terms of Service”). Pala shall post or link to a privacy policy on all Game Platforms from which the Social Casino can be accessed, and include access to such privacy policy in all applications, which privacy policy shall have been pre-approved by CSI in writing, and shall comply with all Applicable Laws (the “Privacy Policy”). The Terms of Service and the Privacy Policy shall be entered into by and among CSI, Pala and the Social Casino Player. The Parties shall ensure that the Terms of Service and Privacy Policy are updated on a regular basis to ensure each remains compliant with Applicable Laws.

Article 8
INDEMNIFICATION

8.1	Indemnification by Pala. Pala shall indemnify, defend and hold harmless CSI and its Affiliates, and each of their respective directors, officers, managers, employees, members, shareholders and agents and all of their respective successors and permitted assigns in respect of all claims, losses, liabilities, damages, fines, penalties, fees, expenses and costs including reasonable professional legal fees, incurred or suffered as a result of a Third Party claim (“Losses” and “Claims,” respectively) against CSI, or any of them arising out of: (i) any claim that a Deliverable provided by Pala to CSI, the Social Casino, the Games, or any other element of the Social Casino (except for (a) the Intellectual Property Rights owned by CSI or the WPT Brand and (b) Third Party Games or other content requested by CSI to be added to the Social Casino pursuant to Section 2.2(d)(vii)) when used in accordance with this Agreement, infringe or violate any Third Party’s Intellectual Property Rights; and (ii) Pala’s material breach of this Agreement, including any of its representations or warranties.

8.2	Indemnification by CSI. CSI agrees to indemnify, defend and hold harmless Pala, its Affiliates, and each of their respective directors, officers, managers, employees, members, shareholders and agents and all of their respective successors and permitted assigns in respect of all Losses for all Claims against Pala, or any of them arising out of: (i) any claim that the Intellectual Property Rights of CSI or the WPT Brand when used in accordance with this Agreement infringe or violate any Third Party’s Intellectual Property Rights; (ii) Reward Credits and any Promotion offered in connection therewith; and (iii) CSI’s material breach of this Agreement, including any of its representations or warranties.

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8.3	Procedure. If any Third Party shall notify CSI or Pala (the Party so notified, the “Indemnified Party”) with respect to any matter which may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this Article 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that failure to notify any the Indemnifying Party shall not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced by such failure. The Indemnified Party will reasonably cooperate with Indemnifying Party with the defense and/or settlement thereof, which defense and/or settlement shall be controlled by Indemnifying Party, provided that, if any settlement requires an affirmative obligation of, results in any ongoing liability to or prejudices or detrimentally impacts, Indemnified Party in any way and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require Indemnified Party’s written consent (not to be unreasonably withheld or delayed) and Indemnified Party may have its own counsel in attendance (at its sole expense) at all proceedings and substantive negotiations relating to such claim.

8.4	In the event that any Claim adjudicated to a final judgment relates to the use of any component of the Indemnifying Party’s Intellectual Property by the Indemnified Party in a manner that is in accordance with the license granted within the terms of this Agreement, the Indemnifying Party may, at its option, either: (i) substitute a fully equivalent non-infringing unit of the Intellectual Property; or (ii) modify or replace the infringing Intellectual Property with assets that are functionally equivalent; or (iii) obtain, at the Indemnifying Party’s expense, the right to continue use of such Intellectual Property. For the avoidance of doubt, this Section 8.4 shall not apply to the use of the WPT Brand nor the Intellectual Property rights contained therein.

Article 9
REPRESENTATIONS AND WARRANTIES

9.1	Mutual Representations and Warranties. Each Party represents and warrants to the other Party that with respect of itself:

(a)	it is a corporation or company duly incorporated under the laws of the jurisdiction in which it is formed or incorporated;

(b)	it has full right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, including the right, power, legal capacity and authority necessary to grant the licenses granted herein;

(c)	it has the requisite power and authority to execute, deliver and perform its respective obligations under this Agreement, including, if necessary, approval of the board of directors of such Party or its parent organization, and this Agreement is executed by its duly authorized representative;

(d)	this Agreement is the valid and binding obligation of such Party, enforceable against it in accordance with its terms, except insofar as enforceability may be affected by bankruptcy laws or by principles governing the availability of equitable remedies.

(e)	the execution, delivery and performance of this Agreement by such Party does not and will not (i) conflict with or violate any provision of such Party’s or any of its Affiliate’s organizational documents, (ii) result in any violation of or breach or default under or loss of rights under any contract or agreement that such Party or any of its Affiliates is a party or by which they are bound, or (iii) violate, conflict with or result in a default, right to accelerate or loss of rights under any order, judgment or decree to which such Party or any of its Affiliates is a party or by which such Person is bound or affected;

(f)	to its knowledge, there is no action, arbitration, audit, claim, demand, proceeding, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal or whether public or private) at law or in equity now pending or threatened by or against or affecting it which would substantially impair its right to carry on its business as contemplated herein or to enter into or perform its obligations under this Agreement, or which adversely affects its financial condition or operations; and

(g)	it has not and will not enter into any other agreement or arrangement which conflicts with its ability to perform its obligations under this Agreement to such extent that this Agreement will be materially adversely impacted.

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Article 10
term and termination

10.1	Term. This Agreement shall commence on the Effective Date and shall continue in effect for the duration of the term of the Software Development Agreement (the “Term”). The Parties may mutually agree to extend the Term in writing.

10.2	Termination by Either Party. Notwithstanding the foregoing, either Party may terminate this Agreement immediately upon notice on the occurrence of any of the following events:

(a)	on or after the occurrence of a material breach of this Agreement by the other Party, provided that if the breach is capable of remedy, the breach is not remedied within thirty (30) days of receipt of notice in writing specifying the breach and requiring it to be remedied, provided, further, if such cure cannot reasonably be accomplished within such thirty (30) day period and the breaching Party in good faith commenced such cure within such thirty (30) day period, the cure period shall be extended to a time period in which such cure could reasonably be accomplished using diligent efforts;

(b)	in accordance with Section 13.1;

(c)	immediately if the other Party ceases to do business in the ordinary course, becomes insolvent, or files for bankruptcy;

(d)	immediately if the offering of the Social Casino violates any Applicable Law and such violation is material and continuing; and

(e)	immediately in the event that a Party reasonably determines that an association with the other Party or any of its respective Affiliates or associates, is likely to cause or otherwise result in a violation of any applicable gaming laws regarding prohibited relationships with entities engaged in gaming activities, or if such Party’s compliance committee or similar internal governing body determines, in good faith and in its sole discretion, that the other Party or its officers, directors, employees, agents, designees or representatives engaged in or is about to be engaged in any activity or activities, or was engaged in or is involved in any activities or relationship, which (i) could or does jeopardize such Party’s gaming licenses or those of any Affiliates, or if any such gaming license is threatened to be denied, curtailed, suspended or revoked or (ii) could or does jeopardize such Party’s access to providing a real money gaming service in any jurisdiction; and

(f)	if the Go Live Timelines for any phase have extended longer than six (6) months beyond the initial target date, and notice by CSI has been given to Pala, and within thirty (30) days of receipt of such notice, the respective phase launch has still not taken place, CSI may elect to terminate this Agreement.

10.3	Effect of Termination. Following termination, the Parties shall cooperate in order to ensure a smooth transition and subsequent publishing of the Social Casino, with minimal disruption to the user experience.

Subject to Applicable Laws, Customer Data shall be transferred promptly to CSI in a usable format in order to allow CSI to integrate such data into backend systems it designates.

10.4	Survival: In addition to paying any amounts due and owing prior to termination or expiration of this Agreement, the following provisions shall survive any expiration or termination of this Agreement: Article 1, Section 5.8, Article 6, Section 7.2, Article 8, Sections 10.3, Section 10.4, Article 11, Article 16, Article 17, and Article 18.

Article 11
CONFIDENTIALITY

11.1	Each Party acknowledges and agrees that the terms of this Agreement and all information, data, materials, or technology communicated to such Party (the “Receiving Party”) by the other Party (the “Disclosing Party”) that is marked as “Confidential” or “Proprietary” or that, under the circumstances taken as a whole, would be reasonably be deemed to be confidential (“Confidential Information”) was and shall be received in confidence. For the avoidance of doubt, the terms of this Agreement (including the fee and revenue share information hereunder) and the Social Casino provided by Pala to CSI (except with respect to the WPT Brand contained therein) shall constitute Confidential Information of Pala. Each Party shall keep in confidence and use efforts that are similar to those used to protect its own confidential information (and, in any event, no less than reasonable efforts) to prevent the unauthorized duplication, use, access and disclosure of Confidential Information of the Disclosing Party. Each Receiving Party may disclose the Disclosing Party’s Confidential Information: (a) to its employees, officers, representatives or advisers who need to know such information for the purposes of providing the services hereunder; and (b) as may be required by Applicable Laws, a court of competent jurisdiction or any Governmental Entity (including any Gaming Authority), provided that the Receiving Party will provide advance notice to the Disclosing Party of such required disclosure, cooperate with the Disclosing Party, at the Disclosing Party’s expense, in seeking a protective order or similar treatment for such Confidential Information, and disclose only such Confidential Information as is required. Each Receiving Party will limit access to Confidential Information of the Disclosing Party to only those of its employees, agents and contractors having a need-to-know in connection with this Agreement. Each Receiving Party will advise its employees, agents and contractors to whom disclosure of Confidential Information is made of the obligations hereunder to protect the Confidential Information and such employees, agents and contractors shall be subject to obligations of confidentiality like those herein. The Disclosing Party’s Confidential Information is and shall remain the sole and exclusive property of the Disclosing Party, notwithstanding any disclosure made to the Receiving Party during the Term. For the purposes of this Agreement, “Confidential Information” shall include all Personal Information.

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11.2	Except to the extent otherwise required by Applicable Law or professional standards, the Parties’ obligations under this Section 11.2 do not apply to information that: (i) is or becomes generally available to the public other than as a result of disclosure by the Receiving Party; (ii) was known to the Receiving Party or had been possessed by the Receiving Party without breach of any obligations of confidentiality prior to receipt from the Disclosing Party; (iii) is disclosed to the Receiving Party by a Third Party not under obligation of confidentiality to the Disclosing Party or otherwise lawfully becomes known by the Receiving Party; or (iv) is independently developed by the Receiving Party without reference to the Confidential Information of the Disclosing Party.

11.3	Each Receiving Party shall, within a reasonable time upon expiration or termination of this Agreement or otherwise upon demand, at the Disclosing Party’s option, either return to the Disclosing Party or destroy and certify in writing to the Disclosing Party the destruction of any and all documents (the term “document”, as used in this Section, shall include any writing, instrument, agreement, letter, memorandum, chart, graph, blueprint, photograph, financial statement or data, telex, facsimile, cable, tape, disk or other electronic, digital, magnetic, laser or other recording or image in whatever form or medium), papers and materials and notes thereon in the Receiving Party’s possession, including copies or reproductions thereof, to the extent they contain Confidential Information; provided, that, each Receiving Party may retain a copy of the Disclosing Party’s Confidential Information (subject to the obligations of confidentiality herein) to the extent required to comply with Applicable Laws, for internal audit purposes and to establish or protect such Party’s rights under this Agreement and further provided that documents which contain the Receiving Party’s internal content shall not be returned to the Disclosing Party, but rather destroyed and so certified.

Article 12
WPT Brand EXCLUSIVITY

12.1	During the Term, CSI shall not be permitted to, and shall ensure that no members of the WPT Group:

(a)	operates itself or licenses from any third party, any competing social casino product, that is made available on or through the ClubWPT website or software platform or application, other than the Social Casino and the existing Subscription Gaming Product under the Software Development Agreement, that utilizes the WPT Brand (i.e., ClubWPT); or

(b)	licenses to any third party the right to use the WPT Brand (i.e., ClubWPT) in connection with any competing social casino product other than Social Casino, excluding any marketing efforts with respect to the ClubWPT brand (e.g., marketing of the ClubWPT brand on Zynga).

12.2	Reservation of Rights. Nothing in this Agreement shall limit CSI or its Affiliates from operating or entering into third party license agreements with respect to social casino games that are branded with other WPT brands (e.g., World Poker Tour, WPT, WPT Alpha8). Further, Pala hereby acknowledges and agrees that (A) the WPT Brand has or potentially may have, many uses; (B) the license granted to Pala is a limited field-of-use license and Pala may use the WPT Brand only for such limited use as outlined in this Agreement and for no other use; and (C) CSI reserves and retains all other rights to the WPT Brand not expressly licensed to Pala hereunder.

12.3	Except as otherwise set forth herein, neither Party shall be prevented from performing services, or entering into relationships with any other Person, subject to each Party’s confidentiality obligations set forth in Article 11.

Article 13
Privileged License; DUE Diligence

13.1	CSI (a) acknowledges that Pala or its Affiliates hold one or more licenses under Applicable Laws related to real money gambling and (b) agrees that it shall (and shall cause its Affiliates and employees to) cooperate in good faith with Pala or its Affiliates, from time to time, as requested on a confidential basis, to provide a reasonable amount of information necessary to enable Pala and its Affiliates to respond to any requests for information in connection with preservation of any gaming licenses and compliance with any gaming regulations applicable to Pala and any of its Affiliates and the internal compliance policies of Pala and its Affiliates relating thereto (including information required in connection with any reasonable, necessary background checks or other reasonable investigations regarding credit standing, character and personal qualifications). If CSI believes compliance with this section becomes materially burdensome and unreasonable, CSI shall notify Pala and the Parties will work together in good faith to address CSI’s concerns; provided, if accommodations cannot be made and CSI’s compliance remains materially burdensome and unreasonable, CSI may elect to terminate this Agreement.

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Article 14
FORCE MAJEURE

14.1	Neither Party shall be liable for any default or delay in the performance of its obligations if and to the extent such default or delay is caused by any of the following: an act of God, fire, casualty, flood, war, terrorist act, failure of public utilities, widespread labor or civic unrest (except for a Pala labor specific dispute), assertion or requirement of any governmental authority, epidemic, or destruction of production facilities, or other circumstances beyond the reasonable control of the Party (each, a “Force Majeure Event”). A Party wishing to claim the benefit of this Article 14 must: (a) promptly give notice to the other Party specifying the Force Majeure and giving a good faith estimate of the duration of the Force Majeure Event; (b) use reasonable efforts to overcome the effect of the Force Majeure as soon as possible; and (c) promptly notify the other Party when the Force Majeure has ceased or been overcome. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the period of such Force Majeure Event.

Article 15
INSURANCE

15.1	Pala will obtain and maintain at its own expense, insurance of the type and in the amounts that are commercially reasonable during the Term, as determined by Pala in its reasonable discretion as set forth on Exhibit E.

Article 16
sovereign immunity

16.1	The Pala Band of Mission Indians, a federally recognized Indian Tribe (the “Tribe”), is the majority shareholder in Pala. It is understood and agreed that any suit, action, proceeding and/or legal process of any type whatsoever arising out of this contract against Pala will be expressly limited to Pala, and the recovery of any monetary damages upon any settlement, arbitration, decision or judgment resulting therefrom shall be limited solely to recovery against the assets of Pala. The Tribe itself is not subject to jurisdiction of state or federal court, and does not waive its sovereign immunity in any respect, nor under any circumstances is there a waiver of any immunity of any elected or appointed officer, official, member, manager, employee or agent of the Tribe. Accordingly, in the event of any dispute, whether in the context of any arbitration or alternative dispute resolution or court proceeding between Pala and CSI, Pala will not assert application of any tribal laws, any requirements of following tribal court procedures, or sovereign immunity as to Pala.

Article 17
GOVERNING LAW AND DISPUTE RESOLUTION

17.1	This Agreement shall be governed by the laws of the State of California, without regard to that state’s conflict of law analysis. Resolution of all disputes between the Parties shall be handled as follows: The Parties shall first endeavor to immediately meet and confer in good faith in order to resolve any dispute, claim or other controversy arising in connection with this Agreement, including without limitation any dispute regarding the interpretation or enforcement of the Agreement. In the event the Parties are unable to resolve any dispute arising out of this Agreement between themselves within fourteen (14) days, then the Parties agree that the dispute will be submitted to mediation. The mediation will be conducted by the San Diego Offices of Judicial Arbitration & Mediation Services (“JAMS”). The complaining Party shall contact JAMS to schedule a mediation conference within thirty (30) days. The Parties are to select a mediator who is a retired judge from the JAMS panel. If they are unable to agree, JAMS shall provide a list of three available retired judge mediators and each Party may strike one. The remaining one will serve as the mediator; provided, however, if both Parties strike the same name, JAMS shall promptly select one of the two remaining names to serve as the mediator. As soon as the mediation is completed, if the matter is not resolved, either Party may initiate binding arbitration also to be conducted at the San Diego office of JAMS. The Parties agree that, if required, enforcement of any arbitration award, as well as any action to compel arbitration, may be brought in federal court in the United States District Court for the Southern District of California. This arbitration agreement applies only to these Parties with respect to this Agreement, and does not apply to any other claims or to any third party claims whatsoever.

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17.2	Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of Article 6, Article 11, Article 12, or Article 16 of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each Party agrees that, in addition to any other relief which may be available, the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of Article 6, Article 11, Article 12, or Article 16 of this Agreement to enforce specifically this Agreement and the terms and provisions hereof (without the posting of bond or other security) in addition to any other remedy to which it may be entitled, at law or in equity.

17.3	Limitation. The Parties acknowledge that any dispute arising under this Agreement will be limited to the Persons that are Parties to this Agreement and, except to the extent reasonably necessary in connection with an action to seek injunctive relief resulting from actions by such Person that result in a breach of this Agreement, no Party shall (a) commence any lawsuit, arbitration or otherwise seek to impose any liability whatsoever against any Person in its capacity as an officer, director, shareholder, member, employee or agent of a Party or (b) permit any Person claiming through such Party to assert a claim or impose any liability against any Person in its capacity as an officer, director, shareholder, member, employee or agent of a Party as to any matter or thing arising out of or relating to this Agreement or any alleged breach or default by Party hereto or thereto.

17.4	Limitation of Damages. Notwithstanding any other provision of this Agreement to the contrary, other than in connection with fraud or willful misconduct, no Party shall be liable to any other Party for losses with respect to mental or emotional distress, exemplary, consequential, incidental, special damages, lost profits, diminution in value, damage to reputation or the like, including lost profits, even if such Party has been advised of the possibility of such damages.

Article 18
MISCELLANEOUS

18.1	Entire Agreement, Amendment, Waiver. This Agreement amends, restates, replaces and supersedes the Original Agreement in its entirety. This Agreement along with its attachments, exhibits, and schedules, constitute the entire agreement between the Parties concerning the subject matter hereof, and supersedes any prior or contemporaneous understandings, agreements or representations. The Parties acknowledge and agree that this Agreement does not impact the Software Development Agreement, which is still in existence as of the Effective Date. No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by both Parties. The failure of either Party to enforce any of the provisions in this Agreement shall not be construed to be a waiver of the right of such Party thereafter to enforce such provisions.

18.2	Assignment. Neither Party may assign this Agreement except with the prior written authorization of the other Party; provided, however, such consent shall not be required in the event such assignment is in connection with the sale of all or substantially all of its assets of the other Party or a merger, acquisition, transfer of the majority of a Party’s stock, corporate reorganization, or consolidation, in which case notice shall be provided to the other Party within thirty (30) days after such assignment. Any attempt to assign any of the rights, duties, or obligations set forth in this Agreement without such consent shall be void.

18.3	Headings. The headings in this Agreement have been inserted for convenience only, and are not to affect the interpretation of this Agreement

18.4	Further Assurances. The Parties shall with reasonable diligence do all things and provide all reasonable assurances as may be required to complete the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments requested by the other Party as may be reasonably necessary or desirable to give effect to this Agreement and to carry out its provisions.

18.5	Severability. In the event that any part of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed from this Agreement and the remaining portions of this Agreement shall be valid and enforceable.

18.6	Notices. Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications that any Party may desire or be required to give hereunder must be in writing and must be given (a) by hand delivery, (b) by a recognized overnight courier service providing confirmation of delivery overnight courier, or (c) by Portable Document Format (PDF), to the addresses set forth below or at such other address as the Parties may specify by notice given to the other Parties in accordance with this Section 18.6. A notice sent by overnight courier shall be deemed given on the next Business Day after the day said notice is delivered to the overnight courier. A notice sent by hand delivery or by PDF shall be deemed given on the day sent (provided such PDF document is electronically confirmed received and is followed by delivery pursuant to (a) or (b) above).

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If to Pala:

Pala Interactive, Inc.
Attn: Jim Ryan
PMB 40 35008 Pala Temecula Rd., Pala, California 92059
Email: Jim.Ryan@palainteractive.com

With a copy to:
Brownstein Hyatt Farber Scheck, LLP
410 17th Street, Suite 2200
Denver, CO 80202
Attn: Elizabeth Paulsen
Email: epaulsen@bhfs.com

If to CSI:

Club Services Inc.
Attn: Legal Dept.

1920 Main Street, Suite 1150

Irvine, CA 92614

18.7	Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

18.8	Joint Preparation of Agreement. The Parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. Each of the Parties acknowledges that it is sophisticated in business matters of the type contemplated hereby and has been advised by experienced counsel and, to the extent it has deemed necessary, other advisers in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

18.9	Treatment. The Parties acknowledge and agree that nothing in this Agreement shall be deemed to create a partnership, joint venture or other association or a trust among the Parties. The CSI or any of its Affiliates, directors, officers, managers, employees, members, shareholders and agents, on the one hand, and the Pala or any of its Affiliates, directors, officers, managers, employees, members, shareholders and agents, on the other hand, agree that they will not in any manner assert or admit that this Agreement or any of the transactions or relationships contemplated hereby create a partnership, joint venture, agency or other association or a trust among the Parties. The Parties shall not, for any purpose be, or be deemed to be or treated in any way whatsoever to be, liable or responsible hereunder as partners or joint venturers. Nothing contained in this Agreement shall be construed as creating any fiduciary relationship of any nature between the Parties. Except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the Parties, no Party shall have any authority to act for another Party or to assume any obligation or responsibility on behalf of the other Parties.

18.10	Press Releases. The content and timing of any press releases or announcements shall be subject to the Parties’ mutual approval, not to be unreasonably withheld, conditioned or delayed.

18.11	Counterparts; Facsimile: This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. If this Agreement is executed in counterparts, no signatory hereto shall be bound until the Parties named below have duly executed or caused to be duly executed a counterpart of this Agreement. A signature on a copy of this Agreement received by a Party by facsimile or email is binding upon the other Parties as an original.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the Effective Date set forth above and have signed:

Pala Interactive, LLC	Club Services, Inc.
By: ___________________________________ Name: James A. Ryan Title: CEO	By: ___________________________________ Name: Adam Pliska Title: CEO

[Signature page to Services and Licensing Agreement]

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